U.S. SECURITIES and EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF FINANCIAL OWNERSHIP


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  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
               30(f) of the Investment Company Act of 1940



1.    Name and Address of Reporting Person

      Snitow      Franklyn          H.
      ___________________________________

      (Last)      (First)        (Middle)


             575 Lexington Avenue
      ___________________________________

                   (Street)


      New York,     New York      10017
      ___________________________________

      (City)        (State)       (Zip)


2.    Date of Event Requiring
      Statement (Mo/Day/Year)

      June 22, 1998
      ___________________________________



3.    IRS or Social Security
      Number of Reporting
      Person (Voluntary)

      ___________________________________



4.    Issuer Name and Ticker or Trading Symbol

      Command Security Corporation (CMMD)
      ___________________________________



5.    Relationship of Reporting Person to Issuer
                (Check all applicable)

      __X___ Director                 ______ 10% Owner
      __X___ Officer (title)          ______ Other
      __XX__ President                       (specify)
             Chief Executive Officer

Table I - Non-Derivative Securities Beneficially Owned



1.    Title of Security
      (Instruction 4)

      NONE
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



2.    Amount of Securities
      Beneficially Owned
      (Instruction 4)
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



3.    Ownership Form:  Direct
      (D) or Indirect (I)
      (Instruction 5)
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



4.    Nature of Indirect
      Beneficial Ownership
      (Instruction 5)
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                      (Print or Type Responses)

Table II - Derivative Securities Beneficially Owned
(e.g. puts, calls, warrants, options, convertible securities)



1.    Title of
      Derivative
      Security
      (Instruction 4)

      NONE
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



2.    Date Exercisable
      and Expiration
      Date (Mo/Day/Year)

      Date Exercisable    Expiration Date

      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



3.    Title and Amount of
      Securities
      Underlying
      Derivative Security
      (Instruction 4)

      Title                     Amount or
                                Number of
                                Shares

      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



4.    Conversion
      or Exercise
      Price of
      Derivative
      Security

      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________

5.    Ownership Form
      of Derivative
      Security:
      Direct (D) or
      Indirect (I)
      (Instruction 5)

      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



6.    Nature of Indirect
      Beneficial
      Ownership
      (Instruction 5)

      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________
      ___________________________________



Explanation of Responses:



Note: File three copies of the Form, one of which must be manually signed - If space provided is insufficient.
See Instruction 6 for procedure.

/s/ Franklyn H. Snitow              6/29/98
_____________________________       _______

Signature of Reporting Person       Date

Intentional misstatements or omissions of facts constitutes Federal Criminal Violations.

See 18 U.S.C. 1001 and
15 U.S.C. 78ff(a)

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